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                                                                   EXHIBIT 11.01

                           CARAUSTAR INDUSTRIES, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

           COMPUTATION OF BASIC AND DILUTED EARNINGS PER COMMON SHARE

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
                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                              -------------------
                                                                2000       1999
                                                              --------   --------
Earnings:
  Net income available to common stock......................  $ 2,142    $11,415
                                                              -------    -------
Shares:
  Weighted average common shares outstanding................   25,624     24,759
  Dilutive effect of stock options..........................       25        151
                                                              -------    -------
  Average diluted shares outstanding and equivalents........   25,649     24,910
                                                              -------    -------
Basic earnings per common share:
  Net income................................................  $  0.08    $  0.46
                                                              =======    =======
Diluted earnings per common share:
  Net income................................................  $  0.08    $  0.46
                                                              =======    =======
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